INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION, ISSUED MAY 19, 1997) (TO PROSPECTUS DATED DECEMBER 17, 1993)

                                  $60,000,000
                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
           FIRST MORTGAGE BONDS, SERIES Z,        %, DUE MAY 1, 2001
                            ------------------------
                     Interest payable May 1 and November 1
                            ------------------------

THE SERIES Z BONDS MATURE ON MAY 1, 2001. INTEREST ON THE SERIES Z BONDS IS PAYABLE SEMIANNUALLY ON MAY 1 AND NOVEMBER 1 BEGINNING NOVEMBER 1, 1997. THE
 SERIES Z BONDS WILL BE REDEEMABLE IN WHOLE OR IN PART, AT THE OPTION OF WESTERN MASSACHUSETTS ELECTRIC COMPANY (THE COMPANY), AT ANY TIME, AT A
   REDEMPTION PRICE EQUAL TO THE GREATER OF (I) 100% OF THEIR PRINCIPAL AMOUNT AND (II) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED
    PAYMENTS OF PRINCIPAL AND  INTEREST THEREON DISCOUNTED  TO THE DATE  OF
     REDEMPTION  ON A SEMIANNUAL BASIS  (ASSUMING A 360-DAY YEAR CONSISTING
     OF TWELVE 30-DAY MONTHS) AT  THE TREASURY YIELD (AS DEFINED  HEREIN),
      PLUS IN EACH CASE ACCRUED INTEREST TO THE DATE OF REDEMPTION. SEE 'SUPPLEMENTAL DESCRIPTION OF THE SERIES Z BONDS -- OPTIONAL
       REDEMPTION'  HEREIN. THE SERIES  Z BONDS WILL  BE REPRESENTED BY A
       GLOBAL SECURITY REGISTERED  IN THE NAME  OF THE DEPOSITORY  TRUST
        COMPANY  (DTC)  OR  ITS NOMINEE.  BOOK-ENTRY  INTERESTS  IN THE
         GLOBAL SECURITY WILL BE SHOWN  ON, AND TRANSFERS THEREOF  WILL
             BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY DTC
                                OR ITS NOMINEE.

                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION NOR  HAS  THE
      SECURITIES   AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
        COMMISSION PASSED  UPON  THE  ACCURACY OR  ADEQUACY  OF  THIS
           PROSPECTUS    SUPPLEMENT   OR    THE   PROSPECTUS.   ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   PRICE      % AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                                            UNDERWRITING
                                                        PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                                       PUBLIC(1)           COMMISSIONS(2)          COMPANY(3)
                                                  --------------------  --------------------  --------------------
Per Bond........................................           %                     %                     %
Total...........................................           $                     $                     $

------------

    (1) Plus accrued interest, if any, from May   , 1997.

    (2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    (3) Before deducting expenses payable by the Company estimated at $200,000.

                            ----------------------------

     The Series Z Bonds are offered by the Underwriters, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters and subject to approval of certain legal matters by Winthrop, Stimson, Putnam & Roberts, counsel for the Underwriters. It is expected that delivery of the Series Z Bonds will be made on or about May , 1997 through the book-entry facilities of DTC, against payment therefor in immediately available funds.

                            ------------------------
MORGAN STANLEY & CO.                                        SALOMON BROTHERS INC
   INCORPORATED

May , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES Z BONDS. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, THE SERIES Z BONDS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITERS.'

                              SUMMARY INFORMATION

     The following material is qualified in its entirety by, and should be considered in conjunction with, the information and financial statements appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus, and in the documents and information incorporated by reference.

                                  THE OFFERING

Securities Offered........................  $60,000,000 principal amount of First Mortgage Bonds, Series Z,
                                                 % (Series Z Bonds).
Maturity..................................  May 1, 2001
Interest Payment Dates....................  May 1 and November 1

                         SELECTED FINANCIAL INFORMATION
                   (THOUSANDS, EXCEPT PERCENTAGES AND RATIOS)

                                                                                              TWELVE MONTHS
                                                           YEAR ENDED DECEMBER 31,                ENDED
                                                    --------------------------------------      MARCH 31,
                                                       1994          1995          1996           1997
                                                    ----------    ----------    ----------    -------------
                                                                                               (UNAUDITED)
Income Summary:
     Operating Revenues..........................   $  421,477    $  420,434    $  421,337     $   412,594
     Operating Income............................   $   70,940    $   63,064    $   26,023     $    16,196
     Net Income (loss)...........................   $   49,457    $   39,133    $    3,922     $    (6,030)
Total Assets (end of period).....................   $1,183,618    $1,142,346    $1,190,137     $ 1,173,761

                                                                                AS OF MARCH 31, 1997
                                                                      -----------------------------------------
                                                                                  (UNAUDITED)         % OF
                                                                                      AS            ADJUSTED
                                                                       ACTUAL     ADJUSTED(a)    CAPITALIZATION
                                                                      --------    -----------    --------------
Capitalization Summary:
     Long-Term Debt (including current maturities).................   $335,243     $ 395,243           57.0%
     Preferred Stock Subject to Mandatory Redemption (including
       portion to be redeemed within one year).....................     21,000        21,000            3.0
     Preferred Stock Not Subject to Mandatory Redemption...........     20,000        20,000            2.9
     Common Stockholder's Equity...................................    257,201       257,201           37.1
                                                                      --------    -----------        ------
     Total Capitalization..........................................   $633,444     $ 693,444          100.0%
                                                                      --------    -----------        ------
                                                                      --------    -----------        ------

                                                                                               TWELVE MONTHS
                                                             YEAR ENDED DECEMBER 31,               ENDED
                                                       ------------------------------------      MARCH 31,
                                                       1992    1993    1994    1995    1996         1997
                                                       ----    ----    ----    ----    ----     -------------
                                                                                                (UNAUDITED)

Ratio of Earnings to Fixed Charges..................   2.43    2.81    3.54    2.65    1.26         0.78(b)

------------

 (a) Adjusted to reflect the proposed sale of $60 million principal amount of Series Z Bonds.

 (b) For the twelve-month period ending March 31, 1997, the ratio of earnings to fixed charges reflects the effects of additional costs, including replacement power costs, associated with the outages at the three Millstone units. For the period, earnings were inadequate to cover fixed charges; the additional earnings required to bring the ratio of earnings to fixed charges to 1.0 for this period would have been $6,886,000. See 'Risk Factors.'

                                  RISK FACTORS

NUCLEAR PLANT OUTAGES AND LIQUIDITY

     The Company faced an extremely difficult year in 1996 and continues to face significant financial, regulatory and legal challenges in 1997 as a result of the prolonged outages at the three Millstone nuclear units (Millstone) located in Waterford, Connecticut. These outages have resulted in significantly increased expenditures for replacement power and work undertaken at Millstone. The length of the outages and the high costs of the recovery efforts weakened the Company's 1996 earnings, balance sheet and cash flows and continue to have an adverse impact on the Company's financial condition.

     The Company currently anticipates having Millstone 3 ready to restart around the end of the third quarter of 1997, Millstone 2 in the fourth quarter of 1997, and Millstone 1 in the first quarter of 1998. Restart of each unit is contingent upon, among other things, the affirmative vote of the Commissioners of the Nuclear Regulatory Commission, which could occur by mid-December 1997 for Millstone 3. Management hopes that Millstone 3 can begin operating by the end of 1997. There can be no assurances, however, that the Company's expectations will be met. If, for example, the return to service of one or more of the Millstone plants is delayed substantially or if the Northeast Utilities (NU) system encounters additional significant costs or other significant deviations from management's current assumptions, resulting in the Company's inability to meet its cash requirements, management would take actions to reduce costs and to obtain additional sources of funds. The availability of these funds would be dependent upon the general market conditions and the NU system's credit and financial condition at the time.

     The combination of higher expenditures and uncertainty surrounding when the units will return to service has made it necessary to ensure that access to adequate cash levels will be available for the duration of the outages. Currently, the Company is seeking regulatory approval for amendments to certain of its credit arrangements in order to provide borrowing capability beyond May 30, 1997; there can be no assurance that such approval will be granted or, if granted, that the credit arrangements will provide required liquidity during the outages. Additionally, it is possible that negative operating results or regulatory developments at other companies in the NU system could negatively affect the Company's access to the financial markets.

     Management took various actions during 1996 to address the Company's nuclear program and liquidity issues; however, 1997 continues to be a serious challenge in these areas. For more information regarding the Company's nuclear regulatory challenges and financial and legal issues related thereto, see 'Item
1. Business -- Overview of Nuclear and Related Financial Matters,' 'Electric Operations -- Nuclear Plant Performance and Regulatory Oversight,' and
'Financing Program -- Financing Limitations,' 'Item 3. Legal Proceedings,' and 'Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations' in the Company's 1996 Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the quarter ending March 31, 1997 and its Current Report on Form 8-K dated April 11, 1997, which are incorporated by reference herein.

INDUSTRY RESTRUCTURING AND COMPETITION

     The Company also faces future uncertainty with the rapidly moving trend toward industry restructuring and increasing retail competition. For more information regarding electric industry restructuring, see 'Item 1. Business -- Competition and Cost Recovery' and 'Rates' and 'Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations' in the Company's 1996 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ending March 31, 1997, which are incorporated by reference herein.

                 SUPPLEMENTAL DESCRIPTION OF THE SERIES Z BONDS

     This Prospectus Supplement relates to the issue and sale of $60,000,000 principal amount of First Mortgage Bonds, Series Z, %, due May 1, 2001 (Series Z Bonds) of Western Massachusetts Electric Company (the Company), which are to be offered and sold under the accompanying Prospectus (the

Prospectus). The section of the Prospectus entitled 'Description of the New Bonds' contains detailed information about the New Bonds. Below is set forth supplemental information that more specifically relates to the Series Z Bonds. The following supplemental information is qualified in its entirety by the information appearing in the Prospectus, to which reference is made.

THE TRUSTEE

     In 1995, State Street Bank and Trust Company of Boston, Massachusetts succeeded The First National Bank of Boston as Trustee under the Indenture.

USE OF PROCEEDS

     The net proceeds from the issue and sale of the Series Z Bonds will be used, together with funds from other sources, to repay short-term debt that has been incurred to refinance or refund debt (including $14,700,000 principal amount of the Company's Series F, 5 3/4% First Mortgage Bonds) and preferred stock (including Dutch Auction Rate Transferable Securities) and for general working capital purposes, including costs associated with the current outages at the Millstone nuclear units. As of May 14, 1997, the Company had approximately $89,700,000 of short-term debt outstanding.

GENERAL

     The Series Z Bonds will be issued under a Supplemental Indenture dated as of May 1, 1997 and will bear interest from the date of original issuance at the
rate of        % per annum. Interest will be payable semi-annually in arrears on
May 1 and November 1 of each year, commencing November 1, 1997, to registered owners as of the close of business on the April 15 or October 15 next preceding the interest payment dates, or if April 15 or October 15 falls on a day on which banks are authorized to close in Boston, Massachusetts, then as of the next preceding banking day.

     The Series Z Bonds will be issued initially under a book-entry only system in the form of one fully registered certificate, registered in the name of Cede & Co., as registered bondholder and nominee of The Depository Trust Company, New York, New York. DTC will act as securities depository for the Series Z Bonds. So long as Cede & Co., as nominee of DTC, or any successor nominee of DTC, is the registered bondholder of the Series Z Bonds, references herein and in the Prospectus to the bondholders or registered owners of Series Z Bonds will mean Cede & Co. or such successor nominee. See 'Book-Entry Only System' herein for certain information regarding DTC and the book-entry only system.

     See 'The Indenture and the Trustee' and 'General Terms of Bonds' under 'Description of the New Bonds' in the Prospectus.

OPTIONAL REDEMPTION

     The Series Z Bonds will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield, plus in each case accrued interest to the date of redemption (the Redemption Date).

     'Treasury Yield' means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     'Comparable Treasury Issue' means the United States Treasury security selected by an Independent Investment Banker having a maturity comparable to the remaining term of the Series Z Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series Z Bonds.

     'Independent Investment Banker' means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by the Company and appointed by the Trustee.

     'Comparable Treasury Price' means, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated 'Composite 3:30 p.m. Quotations for U.S. Government Securities' or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Quotations.

     'Reference Treasury Dealer Quotations' means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.

     'Reference Treasury Dealer' means each of Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and another Primary Treasury Dealer (as defined herein) at the option of the Company, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a Primary Treasury Dealer), the Company shall substitute therefor another Primary Treasury Dealer.

     Holders of Series Z Bonds to be redeemed will receive notice thereof sent by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

DIVIDEND RESTRICTIONS

     The Supplemental Indenture under which the Series Z Bonds will be issued does not contain any provisions restricting the Company's ability to pay common dividends. While the Company's ability to pay such dividends is restricted by the terms of the Company's Series G Bonds, these bonds will mature March 1, 1998. See 'Description of the New Bonds -- Dividend Restrictions' in the Prospectus. Under the Series G provision, unrestricted earned surplus at March 31, 1997 amounted to $57,949,978.

EARNINGS COVERAGE

     The section of the Prospectus entitled 'Description of the New Bonds -- Issuance of Additional Bonds; Earnings Coverages' sets forth information about the earnings coverage provisions of the Company's Indenture that must be satisfied for the Company to issue additional first mortgage bonds, unless the issue is a certain type of refunding issue pursuant to SS3.04 of the Indenture. Because the Company is issuing the Series Z Bonds pursuant to SS3.04 in an aggregate principal amount equal to an aggregate principal amount of Bonds that have been previously redeemed or retired and the total annual interest requirements of the Series Z Bonds do not exceed the total annual interest requirements of such Bonds that have been previously redeemed or retired, the Company is not required to satisfy the earnings coverage provisions of the Indenture to issue the Series Z Bonds. The Company currently does not satisfy the earnings coverage requirement (as defined in the Indenture).

ISSUANCE OF ADDITIONAL BONDS BASED ON RETIRED OR REDEEMED BONDS

     In the future, the Company may seek to amend SS3.04(h) of the Indenture which requires the Company to satisfy the earnings coverage provisions of the Indenture to issue additional first mortgage bonds based on retired or redeemed bonds if the total annual interest requirements of the Bonds to be issued exceeds the total annual interest requirements of the Bonds retired or redeemed. This amendment of the Indenture would provide that, under SS3.04(h), the Company would be required to satisfy the earnings coverage provision of the Indenture only if (i) the total annual interest requirements of the Bonds to be issued exceed the total annual interest requirements of Bonds to be retired or redeemed and (ii) such Bonds to be retired or redeemed are then outstanding and mature more than two years from the issuance of the additional Bonds. The Supplemental Indenture under which the Series Z Bonds will be issued will provide that the holders of the Series Z Bonds will be deemed to have given their written consent to such amendment. The consent of 70 percent in principal amount of all Bonds outstanding would be required to effect the amendment. To date, no other series of the Company's Bonds has so consented.

OTHER RESTRICTIONS UPON ISSUANCE OF DEBT

     In addition to the foregoing restrictions, there are additional limitations upon the creation and/or issuance by the Company of long-term debt securities. Under the Company's revolving bank loan agreement, the lenders are not required to make additional loans or the maturity of indebtedness can be accelerated if the Company does not meet an equity ratio that requires, in effect, that the Company's common equity (as defined) be at least 33 percent of its total capitalization through December 31, 1997 and 34 percent thereafter. At March 31, 1997, WMECO's common equity ratio was 37.4 percent. The Company is negotiating an amendment to the agreement, which is expected, among other things, to lower the Company's common equity ratio requirement to 31 percent through December 31, 1997 and 32 percent thereafter. This amendment would also change a current requirement in the agreement that the Company's ratio of operating income to interest expense be at least 1.50 to 1 through June 30, 1997, 2.25 to 1 from July 1, 1997 through the end of 1997 and 2.50 to 1 thereafter. The amendment would remove the requirement entirely until the fourth quarter of 1997, and make the requirement 1.25 to 1 for the first two quarters of 1998, 2.0 to 1 for the third quarter of 1998 and 2.5 to 1 thereafter. At March 31, 1997, the Company's interest coverage ratio was 1.5 to 1.

                             BOOK-ENTRY ONLY SYSTEM

     The description which follows of the procedures and recordkeeping with respect to beneficial ownership interests in the Series Z Bonds, payments of principal of, and premium, if any, and interest on, the Series Z Bonds to DTC and its Participants or Beneficial Owners, in each case as defined below, confirmation and transfer of beneficial ownership interests in the Series Z Bonds and other related transactions by and among DTC, the DTC Participants and Beneficial Owners is based solely on information furnished by DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (Participants) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants (Direct Participants) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (SEC).

     Purchases of Series Z Bonds under the DTC system must be made by or though Direct Participants, which will receive a credit for the Series Z Bonds on DTC's records. The ownership interest of each actual purchaser of Series Z Bonds (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series Z Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Series Z Bonds, except in the event that use of the book-entry system for the Series Z Bonds is discontinued. SO LONG AS CEDE & CO., AS NOMINEE FOR DTC, IS THE SOLE HOLDER OF THE SERIES Z BONDS, THE TRUSTEE SHALL TREAT CEDE & CO. AS THE ONLY HOLDER OF THE SERIES Z BONDS FOR ALL PURPOSES UNDER THE INDENTURE, INCLUDING RECEIPT OF ALL PRINCIPAL OF, AND PREMIUM, IF ANY, AND INTEREST ON SUCH BONDS, RECEIPT OF NOTICES, AND VOTING AND REQUESTING OR DIRECTING THE TRUSTEE TO TAKE OR NOT TO TAKE, OR CONSENTING TO, CERTAIN ACTIONS UNDER THE INDENTURE.

     To facilitate subsequent transfers, all Series Z Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Series Z Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series Z Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Series Z Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices, if any, shall be sent to Cede & Co. If less than all of the Series Z Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Series Z Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series Z Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal of, and premium, if any, and interest payments on the Series Z Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, and premium, if any, and interest to DTC is the responsibility of the Company or the Trustee (with funds provided by the Company), disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Series Z Bonds at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, individual bond certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, individual bond certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable (including DTC), but the Company takes no responsibility for the accuracy thereof.

     THE COMPANY, THE UNDERWRITERS AND THE TRUSTEE HAVE NO RESPONSIBILITY OR OBLIGATION TO THE DTC PARTICIPANTS OR THE BENEFICIAL OWNERS WITH RESPECT TO (A) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT, (B) THE PAYMENT BY ANY DTC PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL OF, AND PREMIUM, IF ANY, AND INTEREST ON, THE SERIES Z BONDS; (C) THE DELIVERY OR TIMELINESS OF DELIVERY BY DTC TO ANY DTC PARTICIPANT OR BY ANY DTC PARTICIPANT TO ANY BENEFICIAL OWNER OF ANY NOTICE WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE INDENTURE TO BE GIVEN TO HOLDERS OF THE SERIES Z BONDS; OR (D) ANY OTHER ACTION TAKEN BY DTC OR ITS NOMINEE, CEDE & CO., AS HOLDER OF THE SERIES Z BONDS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Reference is made to 'Incorporation of Certain Documents by Reference' in the Prospectus. At the date of this Prospectus Supplement, the documents incorporated by reference or deemed to be incorporated by reference and filed in 1997 consist of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Report on Form 10-Q for the quarter ending March 31, 1997 and its Current Report on Form 8-K dated April 11, 1997. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Securities Exchange Act of 1934 that file electronically with the SEC (including the Company) at http://www.sec.gov.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated May , 1997, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the Underwriters) have severally agreed to purchase from the Company, and the Company has agreed to sell to them, severally, the respective principal amounts of the Series Z Bonds set forth opposite their respective names below.

                                                                              PRINCIPAL AMOUNT
                                   NAME                                       OF SERIES Z BONDS
---------------------------------------------------------------------------   -----------------

Morgan Stanley & Co. Incorporated..........................................      $
Salomon Brothers Inc ......................................................
                                                                              -----------------
                                                                                 $60,000,000
                                                                              -----------------
                                                                              -----------------

     The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Series Z Bonds is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters' obligations are such that they are committed to take and pay for all of the Series Z Bonds offered hereby if any are taken, provided, that under certain circumstances involving a default of an Underwriter, less than all of the Series Z Bonds may be purchased. Default by one Underwriter would not relieve the non-defaulting Underwriter from its several obligations, and in the event of such a default, the non-defaulting Underwriter may be required by the Company to purchase the principal amount of the Series Z Bonds that it has severally agreed to purchase and, in addition, to purchase the principal amount of the Series Z Bonds that the defaulting Underwriter shall have failed to purchase up to a principal amount equal to one-ninth of the principal amount of the Series Z Bonds that such non-defaulting Underwriter has otherwise agreed to purchase.

     The Underwriters initially propose to offer part of the Series Z Bonds directly to the public at the public offering price set forth on the cover of this Prospectus Supplement and part to certain dealers at a price which represents a concession not in excess of % of the principal amount of the Series Z Bonds. The Underwriters may allow, and such dealers may reallow, a concession not in excess of % of the principal amount of the Series Z Bonds to certain other dealers. After the initial public offering, the public offering price and concessions may be changed.

     The Series Z Bonds are a new issue of securities with no established trading market, and the Company does not intend to apply for listing of the Series Z Bonds on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Series Z Bonds, as permitted by applicable law and regulations. The Underwriters are not obligated, however, to make a market in the Series Z Bonds, and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of the trading market for the Series Z Bonds.

     In order to facilitate the offering of the Series Z Bonds, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series Z Bonds. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Series Z Bonds for their own account. In addition, to cover overallotments or to stabilize the price of the Series Z Bonds, the Underwriters may bid for, and purchase, the Series Z Bonds in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Series Z Bonds in the offering, if the syndicate repurchases previously distributed Series Z Bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series Z Bonds above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                           LEGAL OPINIONS AND EXPERTS

     Certain statements of law and legal conclusions in the Company's Annual Report on Form 10-K for 1996, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and its Current Report on Form 8-K dated April 11, 1997 with respect to short-term borrowing authority and the earnings coverage requirement of the Indenture, its franchises, its participation in joint projects, the laws and regulations to which it is or may be subject, and litigation and legal proceedings, have been reviewed by Jeffrey C. Miller, Esq., Assistant General Counsel of Northeast Utilities Service Company, an affiliate of the Company, and said statements are made upon his authority as an expert.

PROSPECTUS
                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                              FIRST MORTGAGE BONDS
                     CLASS A PREFERRED STOCK, $25 PAR VALUE

                            ------------------------
     This prospectus (the Prospectus) is to be used by Western Massachusetts Electric Company (the Company) in connection with the issuance and sale at one time or from time to time of First Mortgage Bonds (the New Bonds) and/or Class A Preferred Stock, $25 par value (the New Preferred Stock). The New Bonds and the New Preferred Stock are referred to herein as the New Securities. The principal amount and par value of all New Securities to be issued under this Prospectus in the aggregate shall not exceed $170,000,000. For each series of New Securities with respect to which this Prospectus is being delivered, a supplement to this Prospectus (the Prospectus Supplement) will set forth (i) in the case of the New Bonds, the principal amount of such series, the series designation, the purchase price, the public offering price, the interest rate, the maturity date, and any redemption or sinking fund terms which differ from the descriptions of such terms in this Prospectus and (ii) in the case of New Preferred Stock, the specific number of shares of New Preferred Stock, the purchase price, the initial public offering price, the dividend rate (or method of calculation thereof) and any redemption or sinking fund terms which differ from the descriptions of such terms in this Prospectus.

     The Prospectus Supplement will also set forth the names of the underwriters or other initial purchasers of such series of New Securities, any applicable underwriters' discounts, allowances and commissions, if applicable, the net proceeds to the Company from any such sale and other specific terms of such series. See 'Plan of Distribution' for possible indemnification arrangements for underwriters and purchasers.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 17, 1993

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 1934 Act) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the SEC). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10007. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1992, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993, and its Current Reports on Form 8-K dated June 3, 1993, June 30, 1993 and September 10, 1993 (File No. 0-7624) have been filed with the SEC pursuant to the 1934 Act and are hereby incorporated in this Prospectus by reference.

     All documents filed by the Company pursuant to Sections 13(a) and (c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any such amendment or supplement.

     Certain information contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more incorporated documents; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests should be directed to Western Massachusetts Electric Company, P.O. Box 270, Hartford, Connecticut 06141-0270, Attention: Investor Relations. Telephone requests should be made to (203) 665-5000, Attention:
Investor Relations.

     IN CONNECTION WITH ANY FIRM COMMITMENT OFFERING MADE PURSUANT TO THIS PROSPECTUS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY OR ANY BONDS OR PREFERRED STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is a wholly-owned subsidiary of Northeast Utilities (NU). The four wholly-owned operating subsidiaries of NU -- the Company, The Connecticut Light and Power Company, Public Service Company of New Hampshire and Holyoke Water Power Company -- furnish electric service in portions of Connecticut and New Hampshire and in western Massachusetts. The Company is a Massachusetts corporation, organized in 1886, and is qualified as a foreign corporation in Connecticut. The Company is an electric utility engaged principally in the production, purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes within the Commonwealth of Massachusetts.

     The principal executive offices of the Company are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01089 (telephone (413) 785-5871).

                                USE OF PROCEEDS

     The net proceeds from the issue and sale of the New Securities will be used to refund, either through redemptions or open market purchases, outstanding first mortgage bonds bearing relatively high interest rates and preferred stock bearing relatively high dividend rates (collectively, the High Cost Securities) or to refinance maturing debt and/or to fund sinking funds. The Company will calculate a breakeven rate for each series of High Cost Securities, which is a discount rate that equates the present value of the cash flow associated with the new series of bonds (inclusive of call premiums and new issue expenses) to the present value of the cash flow associated with the issue being redeemed (assuming comparable maturities or average lives). The Company will not enter into a proposed refunding transaction unless the breakeven rate for a series of bonds or preferred stock to be refunded exceeds the then-current market rate for New Bonds or New Preferred Stock of similar amount and maturity or average life.

     The outstanding series of the Company's securities that may, depending on prevailing interest rates, be considered High Cost Securities and therefore candidates for redemption or purchase with the net proceeds from the issue and sale of the New Securities include First Mortgage Bonds with interest rates ranging from 5.75% to 10.125% and maturities ranging from March 1, 1997 to December 1, 2018 and series of Preferred Stock with dividend rates ranging from 7.60% to 7.72% and average lives ranging from 18 years to perpetual. Since a series of High Cost Securities may be refunded prior to the issuance of a series of New Securities, short-term debt may be temporarily used to finance the refunding or redemption and the proceeds from the issue and sale of the New Securities would be used to repay this short-term debt.

     If a series of the New Securities is sold in advance of the maturity date of the Company's short-term borrowings or the refunding of High Cost Securities, the Company may temporarily invest the net proceeds from the sale of the New Securities in the NU system money pool. The NU system money pool was established by certain subsidiaries of NU, including the Company, to provide a more efficient use of the cash resources of the system and to reduce outside short-term borrowings. Short-term borrowing needs of member companies are first met with available funds of other member companies and funds may be withdrawn or repaid to the pool at any time without prior notice. Investing and borrowing subsidiaries receive or pay interest based on the average daily Federal Fund rate, except that borrowings based on loans from NU bear interest at NU's cost.

                          DESCRIPTION OF THE NEW BONDS

THE INDENTURE AND THE TRUSTEE

     Each series of the New Bonds is to be issued under and secured by the First Mortgage Indenture and Deed of Trust dated as of August 1, 1954 between the Company and The First National Bank of Boston, Massachusetts, Successor Trustee (the Trustee) (hereinafter referred to as the Original Indenture) and indentures supplemental thereto, including one or more supplemental indentures, each of which would relate to a series of the New Bonds (each of which is hereinafter referred to as a New Supplemental Indenture). Copies of the Original Indenture and of the Sixteenth, Twenty-fourth, Twenty-sixth, Twenty-eighth, Thirtieth, Thirty-third, Thirty-seventh, Forty-third, Fifty-eighth, Sixtieth, Sixty-third, Sixty-fifth, Sixty-seventh, Seventy-first and Seventy-second Supplemental Indentures and the form of the New Supplemental Indenture (herein collectively referred to as the Indenture) have been filed as exhibits to, or incorporated by reference in, the registration statement of which this Prospectus is a part (the Registration Statement). The summary description of the provisions of the Indenture which follows does not purport to be complete or to cover all the provisions thereof; however, all material terms of the New Bonds are described herein or, with respect to specific terms of each series of New Bonds, will be described more fully in the prospectus supplement relating to such series. The following summary is qualified in its entirety by express reference to the provisions of the Indenture and by reference also to the definitions contained therein, under which many of the terms used have restrictive meanings. Article and section references herein are to provisions of the Original Indenture as heretofore amended unless otherwise indicated.

     The Trustee acts as a depository bank of, makes loans to, and performs other services for the Company and other companies in the NU system in the ordinary course of business.

GENERAL TERMS OF BONDS

     Each series of New Bonds will mature on the date provided for such series, and will bear interest from the date of original issuance at the rate per annum shown in the series title. Interest will be payable semiannually at the principal corporate trust office of the Trustee in Boston, Massachusetts, to registered owners at the close of business on the record date set for each series, or if a legal holiday or a day on which banks are authorized to close in Boston, Massachusetts, on the next preceding banking day. The Prospectus Supplement with respect to each series of New Bonds will set forth the maturity date, interest rate, interest payment dates and record dates for such series.

     The New Bonds are to be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or multiples thereof and may be presented for exchange for a like aggregate principal amount of the same series of New Bonds of other authorized denominations and for transfer at the principal corporate trust office of the Trustee in Boston, Massachusetts, without payment in either case of any charge other than for any tax or other governmental charges required to be paid by the Company.

     The Indenture does not contain any covenants or other provisions that are specifically intended to afford holders of the New Bonds special protection in the event of a highly leveraged transaction.

SECURITY AND PRIORITY

     In the opinion of counsel for the Company, the Indenture constitutes a first mortgage (except for encumbrances stated in the granting clauses thereof, of Schedule A thereto and Permitted Encumbrances) on all property now owned by the Company (other than certain property hereinafter referred to) and on all the rents, earnings and income thereof, but prior to a default the Company may retain possession of the mortgaged property and take the rents, earnings and income thereof. Certain property is specifically excepted in the granting clauses of the Indenture, consisting principally of the following: cash, receivables, contracts, securities, legal claims and claims for tax refunds; office furniture and equipment; vehicles and their related equipment; materials, merchandise and supplies held for sale in the ordinary conduct of business; materials and supplies, fuel and other personal property which are consumable (otherwise than by ordinary wear and tear) in the operation of the plants and systems of the Company; materials or supplies used as components in the construction of electric utility or steam plant and held in advance of use thereof for such purpose; the last day of the term of any lease; all property, leasehold interests, permits, licenses, franchises and rights which may not legally be subjected to the lien of the Indenture or which cannot be so subjected without the consent of other parties whose consent is not secured; and all small tools and equipment and machinery of portable size. The property so subject to the lien of the Indenture includes the Company's interest in all the physical properties referred to under 'Item 2. Properties' in the Company's Annual Report on Form 10-K for 1992 except the Cobble Mountain Plant and the generating plants of the four regional nuclear generating companies. The Indenture contains after-acquired property clauses which, in the opinion of counsel for the Company, will be effective as to the personal property covered thereby when acquired by the Company. Insofar as such clauses apply to after-acquired real property they may, in the opinion of counsel, be effective only upon the filing and recording of a supplemental indenture in respect of any such real property. (The granting clause, SS1.02 and Article VII.)

     Under certain limited circumstances, the lien of the Indenture could be subordinated to a lien in favor of the Commonwealth of Massachusetts pursuant to the Massachusetts Oil and Hazardous Materials Release Prevention and Response Act, commonly known as the Massachusetts Superfund. This law creates a lien effective against all real and personal property of the site owner in favor of the Commonwealth of Massachusetts for up to three times the Commonwealth's cost incurred for cleaning up a hazardous waste site. The law also contains a so-called 'super-lien' provision under which the statutory lien is superior to all other encumbrances, both existing and future, on the site of release of the hazardous waste.

     Also, under certain limited circumstances, the lien of the Indenture on real property in Connecticut acquired by the Company after June 3, 1985, could be subordinated to a lien in favor of the State of Connecticut pursuant to a Connecticut law (Connecticut General Statutes section 22a-452a) providing for such a lien for reimbursement for expenses incurred in containing, removing or mitigating hazardous waste. The principal real property interests owned by the Company in Connecticut are the Company's joint ownership interests in the Millstone nuclear electric generating units, substantially all of which were acquired before June 3, 1985.

     Each series of the New Bonds will rank equally as to security with the bonds now outstanding, and any additional bonds of other series issued, under the Indenture as from time to time supplemented, and will have priority as to mortgage security over any other debt of the Company, except for debt secured by Permitted Encumbrances, and except for debt secured by liens of after acquired property existing at the time of acquisition thereof or created contemporaneously to secure or raise a part of the purchase price thereof which debt under the Indenture may not exceed 60% of the Cost or Fair Value of such property, whichever is less. (SSSS4.09 and 4.10.)

REDEMPTION PROVISIONS

     The redemption terms for each series of the New Bonds will be set forth in the New Supplemental Indenture and the Prospectus Supplement with respect to such series.

ISSUANCE OF ADDITIONAL BONDS; EARNINGS COVERAGES

     The aggregate principal amount of bonds which may be issued under the Indenture is not limited by its terms. Additional bonds may be issued under the Indenture (a) to the extent of 60% of the lesser of the Cost or Fair Value (at date of acquisition) of Available Net Property Additions (SS3.08), (b) against the deposit of cash equal to the principal amount of bonds to be issued (SS3.05), and (c) to refund other bonds theretofore outstanding under the Indenture (SS3.04). Such additional bonds, however, may be issued under SSSS3.05 and 3.08 and in the case of certain refundings under SS3.04 only if the net earnings as defined have been at least twice the annual interest charges on all bonds outstanding, including the additional bonds applied for but excluding bonds to be redeemed from the proceeds of such additional bonds, and all prior lien obligations. On the basis of this formula, after giving effect to the issuance of $65,000,000 of New Bonds at an assumed rate of 7.50%, $55,000,000 of New Bonds at an assumed rate of 6.25% and $15,000,000 of New Bonds at an assumed rate of 5.00%, in which the net proceeds are used to refund outstanding First Mortgage Bonds having a breakeven rate of 5.09% or above, the earnings coverage ratio for the twelve month period ending September 30, 1993 would be 2.75.

     As of September 30, 1993, the Available Net Property Additions (SS3.08) against which additional bonds might be issued was approximately $127,106,627, sufficient to permit the issue of approximately $76,263,976 aggregate principal amount of additional bonds. The aggregate amount of First Mortgage Bonds outstanding on September 30, 1993 was $309,235,000.

     Money received by the Trustee upon the issue of additional bonds against cash may be withdrawn by the Company, while not in default, in amounts equal to 60% of Available Net Property Additions based on the Cost or Fair Value to the Company at the date of acquisition, whichever is less, and if not so withdrawn within three years, shall be applied by the Trustee to the redemption of bonds of the series in respect of the issue of which it was deposited. (SSSS1.02, 1.03, 3.06 and 3.07.)

IMPROVEMENT FUND

     The terms of the Improvement Fund, if any, for each series of the New Bonds will be set forth in the New Supplemental Indenture and the Prospectus Supplement with respect to such series.

MAINTENANCE OF PROPERTY

     The Indenture contains a general maintenance covenant. The Company is required by the Indenture in each fiscal year to charge to current earnings and to credit to a depreciation reserve an amount not less than 2.1% of the average of the beginning and ending balances for such year of the total plant and equipment devoted to utility operation of the Company, exclusive of undepreciable real estate and rights therein and of unfinished construction. Inspection by an engineer is required annually, and the Company covenants that it will make good any maintenance deficiency and record retirements as called for by the engineer's certificate. (SSSS4.06 and 4.12 of the Original Indenture and SS7.02 of the First Supplemental Indenture.)

REPLACEMENT FUND

     The Indenture contains a Replacement Fund Requirement effective January 1, 1967, pursuant to which the Company is required to make, in each calendar year, expenditures for Property Additions in an amount equal to 2.25% of the average of the amounts of its Depreciable Property at the beginning and end of the year and, if it fails so to do, to make up such deficiency on or before May 1 of the ensuing calendar year by (a) depositing cash with the Trustee, or (b) depositing outstanding bonds with the Trustee at 100% of the principal amount thereof, or
(c) allocating Available Net Property Additions in an amount equal to 100% thereof. Any cash or bonds so deposited may be withdrawn and any Available Net Property Additions so allocated may be reinstated, to the extent that any such deficiency is made up during an ensuing calendar year. (SSSS1.02(30) and 4.17 of the Original Indenture as supplemented by Article VII(d) and (i) of the Twenty-fourth Supplemental Indenture.) The Replacement Fund credit at December 31, 1992 was $836,203,457.

DIVIDEND RESTRICTIONS

     The Indenture contains restrictions on the payment of dividends, which were included in Supplemental Indentures at the time of the issuance of prior series of bonds. If a dividend restriction is included for any series of the New Bonds, the specific terms will be described in the Prospectus Supplement for that series. The Sixty-fifth Supplemental Indenture, which contains restrictions applicable so long as any Series T bonds are outstanding, currently contains the most restrictive provision. Under this provision, the aggregate amount which may be declared, paid or otherwise applied by the Company after December 1, 1988 as dividends or other distributions on its common stock (other than by way of stock dividends or when an equal amount of cash is received concurrently as a capital contribution or on the sale of common stock) or on the purchase or other acquisition of common stock may not exceed (i) retained earnings accumulated after November 30, 1988, plus (ii) $40,000,000, plus (iii) such further amount as may be authorized by the SEC under the Public Utility Holding Company Act of 1935, less (iv) preferred dividends, but not common dividends, accrued subsequent to November

30, 1988, and also less (v) the amount, if any, by which the Replacement Fund Requirement exceeds depreciation charges to income or retained earnings. Pursuant to those provisions, unrestricted retained earnings at September 30, 1993 amounted to approximately $94,337,596. Similar but less restrictive dividend limitations are applicable so long as other series of bonds remain outstanding.

DEFAULT

     The Indenture provides that the following events will constitute 'events of default' thereunder: failure to pay principal; failure for 30 days to pay interest; failure for 60 days to make any payment in respect of the Improvement Fund or Replacement Fund; failure to perform any of the other Indenture covenants for 60 days after notice to the Company; and certain events in bankruptcy, insolvency or receivership (SS9.01). The Indenture requires the Company to deliver to the Trustee an annual officers' certificate as to compliance by the Company with its covenants under the Indenture (SS4.15).

     The Indenture provides that the holders of a majority in principal amount of the bonds outstanding may direct the time, method and place of conducting any proceedings for the enforcement of the Indenture; provided, however, that the Trustee shall have the right to decline to follow any such direction if it shall be advised by counsel that the action or proceeding so directed may not lawfully be taken or if the Trustee is not sufficiently indemnified for any expenditures in any action or proceeding so directed (SS9.16).

MODIFICATION OR AMENDMENT OF THE INDENTURE

     The Indenture may be modified or amended, without the consent of the bondholders, to add restrictions on the issue of additional bonds or additional covenants by the Company, to convey additional property to the Trustee or correct or amplify the description of the mortgaged property; to correct ambiguities, defects or inconsistencies in the Indenture; or to provide for separate or co-Trustees or for meetings of bondholders. The Indenture may be modified or amended in any respect on 30 days' notice published and sent postage prepaid to registered owners of bonds and with the written consent of holders of at least 70% in principal amount of all bonds issued under the Indenture then outstanding; provided that, among other things, no such modification or amendment shall permit any change in the principal amount or premium, any extension of the maturity, or reduction of the rate, or extension of the time of payment for interest, or in any way affect or impair the obligations of the Company in respect of principal or interest on any bond issued under the Indenture then outstanding without the written consent of the holder thereof, or affect the rights of one or more series of bonds differently from other series except upon the written consent of at least 70% in principal amount of the bonds of each series so affected then outstanding, or permit the creation, except as expressly authorized in the Indenture, of any mortgage or other lien prior to or on a parity with the lien of the Indenture or change any of the percentages of holders of bonds required for the taking of any action to modify or amend the Indenture. (Article XVI.)

                     DESCRIPTION OF THE NEW PREFERRED STOCK

GENERAL

     The Company's capital stock consists of shares of Common Stock, $25 par value per share, as well as two classes of preferred stock, one designated 'Preferred Stock,' having a par value of $100 per share, and the other designated 'Class A Preferred Stock,' having a par value of $25 per share. The New Preferred Stock described in this Prospectus consists entirely of Class A Preferred Stock, $25 par value. The Preferred Stock and the Class A Preferred Stock are hereinafter sometimes collectively referred to as the Senior Stock.

     Shares of the Preferred Stock and shares of Class A Preferred Stock rank on a parity in respect of dividends or payment in case of liquidation, and, to the extent not fixed and determined by the Company's by-laws or articles of organization, have the same rights, preferences and powers. Voting rights are the only differences in rights between the two classes and are summarized below under 'Voting Rights.'

     The Class A Preferred Stock may be issued from time to time in series when authorized by the Company's Board of Directors, up to the number of authorized but unissued shares of Class A Preferred Stock set forth in the Company's articles of organization, as amended from time to time. The series designation, dividend rate (or method of determining the dividend rate), redemption prices and other terms of each series are determined by the Board of Directors to the extent not fixed by the Company's articles of organization and by-laws.

     The general provisions of the Senior Stock, applicable to all series of Preferred Stock and Class A Preferred Stock and the specific provisions applicable to each series, including the New Preferred Stock, are set forth in the by-laws and articles of organization. A copy of the Company's by-laws and the capital stock provisions of the Company's articles of organization are filed as exhibits to the Registration Statement of which this Prospectus is a part.
Article XVI of the by-laws contains the Company's capital stock provisions and is substantially identical to the capital stock provisions of the articles of organization; therefore, for convenience, all references herein are to provisions of Article XVI of the by-laws.

     The provisions of the Company's Senior Stock are summarized below. The summary does not purport to be complete or to cover all the provisions thereof; however, all material terms of the New Preferred Stock are described herein or, with respect to specific terms of each series of New Preferred Stock, will be described more fully in the prospectus supplement relating to such series. Reference is made to aforementioned exhibits to the Registration Statement for a complete statement of the Senior Stock provisions.

     The New Preferred Stock will be transferable at the offices of Northeast Utilities Service Company, Berlin, Connecticut, Transfer Agent and Registrar.

EARNINGS COVERAGE-SENIOR STOCK PROVISIONS

     The Senior Stock provisions of the Company's by-laws and articles of organization require for the issuance of additional Senior Stock that earnings before income taxes be at least one and one-half times the pro forma annual interest charges on all indebtedness and annual dividend requirements on the Senior Stock to be outstanding after the issuance of the additional stock (see 'Voting Rights'). On the basis of this formula, if the Company were to issue $35 million of the New Preferred Stock at an assumed rate of 6.5% and apply those proceeds, together with $14 million of short-term debt, to redeem all outstanding Preferred Stock with a breakeven rate of 5.9% or higher ($47 million aggregate par value), the earnings coverage ratio for the twelve month period ending September 30, 1993 would be 2.12, based on the indebtedness and Preferred Stock outstanding as of September 30, 1993, after giving effect to the above-described adjustments.

DIVIDEND RIGHTS

     Holders of Senior Stock of each class and series are entitled to receive cumulative dividends when declared by the Board of Directors at the rate provided for such class and series. Dividends may not be declared or paid on a particular class and series of the Senior Stock unless dividends have been or are contemporaneously declared or paid on the Senior Stock of all other classes and series for all dividend periods terminating on the same or an earlier date. No dividend may be paid on the Common Stock or other stock of the Company subordinate to the Senior Stock in respect of dividends or assets (which together with Common Stock is defined as 'junior stock') unless full cumulative dividends to the last preceding dividend date have been paid or set apart for payment of the Senior Stock (Sections 2A and 2B).

     The Company is, in effect, prohibited from making payments on junior stock, by way of dividends or otherwise (other than in shares of junior stock), in an amount which, if the percentage of junior stock equity (as defined) to total capitalization (as defined) is less than 20 percent, would, together with all other junior stock payments made within the preceding 12 months, exceed 50% of net income available for dividends on junior stock, or, if such percentage is between 20% and 25%, would exceed 75% of such net income (Sections 2C, 2D and 2E).

     Dividends on each series of New Preferred Stock will be payable quarterly at the rate provided for such series. If a series of the New Preferred Stock were sold in December, 1993, dividends would be payable on the first days of March, June, September and December in each year (the Dividend Payment Dates), beginning on March 1, 1993. Dividends will be cumulative from the date of issuance.

SINKING FUND PROVISIONS

     If a sinking fund is provided for a particular series of New Preferred Stock, the Prospectus Supplement will describe the terms of the sinking fund for that series. See 'Redemption and Purchase' for limitations on the Company's right to redeem or purchase Senior Stock if the Company is in arrears in the payment of dividends on any outstanding shares of Senior Stock.

REDEMPTION AND PURCHASE

     All or any part of any series of Senior Stock outstanding may be redeemed, subject to certain limitations, at any time at the redemption price established for such series, except that no redemption of less than all shares of Senior Stock outstanding may be made if the Company is in arrears with respect to payment of dividends on any shares of Senior Stock outstanding (Sections 3A through 3D).

     The Company may purchase any outstanding shares of Senior Stock upon the best terms reasonably obtainable, but not exceeding the then-current redemption price of such shares, except that no such purchase may be made if the Company is in arrears with respect to payment of dividends on any shares of Senior Stock outstanding or if any event of default exists under the Senior Stock provisions (Section 3E).

     Unless otherwise provided in the Prospectus Supplement, each series of the New Preferred Stock will be redeemable for other than sinking fund purposes as a whole or in part at any time, subject to the refunding provisions described below, at the option of the Company upon at least 30 days' prior written notice on the terms described in the Prospectus Supplement for that series.

     None of the New Preferred Stock of any series shall be redeemed prior to a date five years after the first day of the month in which the applicable series is issued, if such redemption is for the purpose of or in anticipation of refunding such New Preferred Stock through the use, directly or indirectly, of borrowed funds or of the proceeds of the issue by the Company of shares of any stock ranking prior to or on a parity with the New Preferred Stock as to dividends or assets, if such borrowed funds or such shares have an effective interest cost or effective dividend cost (computed in accordance with generally accepted financial principles), as the case may be, of less than the effective dividend cost of the applicable New Preferred Stock.

     See   the  Prospectus  Supplement  for   more  information  concerning  the
redemption provisions with respect to any particular series of New Preferred Stock.

LIQUIDATION RIGHTS

     The Senior Stock is entitled to receive upon voluntary liquidation the then-current redemption price for the particular series and, upon involuntary liquidation, $100 per share in the case of the Preferred Stock and $25 per share in the case of the Class A Preferred Stock, plus in each case all dividends accrued and unpaid to the date of such payment, before any payment is made on junior stock (Section 4).

VOTING RIGHTS

     Except as otherwise provided by law, the Company's articles of organization or the by-laws, holders of Senior Stock have no voting rights.

     Unless a separate class vote is required by the articles of organization or by-laws or by law, both classes of Senior Stock vote together as a single class, with each share of the class of Preferred Stock and each share of the Class A Preferred Stock having voting rights proportionate to their respective par values. Accordingly, each share of Preferred Stock, $100 par value per share, would have four times the voting rights of each share of Class A Preferred Stock, $25 par value per share. Whenever the two classes have separate voting rights, each share of the applicable class has one vote.

     Whenever dividends on any share of Senior Stock are in arrears in an amount equal to or exceeding four quarterly dividend payments or whenever there exists a default in the performance of any of the Senior Stock provisions or a default on which action has been taken by debentureholders, bondholders or the trustee of any deed of trust or mortgage of the Company, or whenever the Company has been declared bankrupt or a receiver of its property has been appointed, the holders of Senior Stock have the right, voting together as a class, to elect the smallest number of directors necessary to constitute a majority of the Board of Directors (Section 5).

     Without the affirmative vote of a majority in interest of the outstanding shares of Senior Stock, the Company may not (Section 6A):

          1. Issue or assume unsecured notes, debentures or other securities representing unsecured debt (except to redeem all outstanding shares of Senior Stock or to refund unsecured indebtedness) in excess of 20% of the Company's outstanding capital stock, surplus and secured indebtedness, or, with respect to unsecured indebtedness having maturities of less than 10 years, in excess of 10% of outstanding capital stock, surplus and secured indebtedness. Payment due upon the maturity of unsecured debt having an original single stated maturity of 10 years or more is not regarded as unsecured debt with a maturity of less than 10 years until within three years of the maturity thereof, and each of the payments due upon any unsecured debt having an original stated maturity for the final serial payment of 10 years or more is not regarded as an unsecured debt of a maturity of less than 10 years until within three years of the maturity of the final serial payment.

          By the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock at a stockholders' meeting held on January 25, 1989, the Company has been authorized, notwithstanding such limitations, to incur unsecured indebtedness, having maturities of less than 10 years, in excess of 10% of its capital stock, surplus and secured indebtedness, provided that (i) such indebtedness is issued on or before March 31, 1994, (ii) such indebtedness has maturities not later than March 31, 1995, and (iii) the limitation on all unsecured indebtedness of the Company to 20% of its capital stock, surplus and secured indebtedness is complied with.

          On December 15, 1993, a special meeting of holders of the Company's Common Stock and Senior Stock (Special Meeting) is scheduled to be held for the purpose of authorizing an amendment (Amendment) to the Company's certificate of incorporation and by-laws relating to the limitation on indebtedness described above. If approved, and assuming the receipt of any necessary approval of the DPU to be obtained subsequent to the meeting, the Amendment will eliminate the limitation on the incurrence or assumption of unsecured indebtedness having maturities of less than ten years in excess of 10% of capitalization, calculated as set forth above, but not in excess of 20% of capitalization. In the event the Amendment is not approved by the requisite vote of the holders of two-thirds of the shares of each class of the Company's stock (Common Stock voting as one class and the Senior Stock voting as a separate class), consideration will be given to a vote of the holders of the Company's Senior Stock to extend the Company's current five-year authorization to incur unsecured indebtedness above the 10% restriction for an additional ten-year period ending on February 10, 2004. Adoption of this proposal requires a majority vote of the shares of Senior Stock. NU has advised the Company that it intends to vote all of the shares of Common Stock of the Company, which constitute all such shares issued and outstanding, in favor of the Amendment.

          2. Issue, sell or otherwise dispose of any shares of then authorized but unissued Senior Stock or any other stock ranking on a parity with or having priority over the Senior Stock as to dividends or assets if (a) for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the month of issue, Income Before Interest Charges (as defined) for said period available for the payment of interest (including, in any case in which stock is to be issued in connection with the acquisition of property, the Income Before Interest Charges of the property to be acquired) was not at least one and one-half times the sum of
     (i) the interest charges for one year on indebtedness then outstanding  and
     (ii) annual dividend requirements on shares of Senior Stock and stock ranking on a parity with or having priority over the Senior Stock outstanding and proposed to be issued, or (b) such issue would bring the aggregate of the amount payable on involuntary liquidation of the Company with respect to all shares of Senior Stock and all shares of stock ranking on a parity with or having priority over the Senior Stock to an amount in excess of 'junior stock equity' (as defined).

     Without the affirmative vote of at least two-thirds of the outstanding shares of Senior Stock, the Company may not:

          1. Authorize any shares of any class of stock having priority over the Senior Stock as to dividends or assets or issue any shares of any such prior ranking stock more than 12 months after the date of the vote authorizing such prior ranking stock (Section 6B).

          2. Change the general terms, limitations and rights and preferences of the Senior Stock, provided, however, that if any such change or proposed change would affect only one class of Senior Stock, then such change may be effected only by the affirmative vote or written consent of at least two-thirds in interest of the outstanding shares of Common Stock and at least two-thirds in interest of the outstanding shares of the class of Senior Stock that is affected, voting or giving their consent in each case separately as a class; and provided further that in no event may any reduction of the dividend rate or of amounts payable on redemption or liquidation with respect to any share of Senior Stock be made without the consent of the holder thereof and that no such reduction with respect to shares of any particular series of Senior Stock may be made without the consent of all the holders of shares of such series (Section 6C).

     The by-laws require the consent of a majority in interest of the outstanding shares of the Senior Stock for a merger or consolidation of the Company with or into any other corporation or for a sale of all or substantially all of the Company's assets unless such merger, consolidation or sale or the issuance or assumption of securities in the effectuation thereof shall have been permitted under the Public Utility Holding Company Act of 1935 (Section 7).

MISCELLANEOUS

     Except as otherwise expressly provided by law, the Senior Stock has no preemptive or conversion rights and (except as provided with respect to a particular series of either class of the Senior Stock) is not entitled to the benefit of any sinking fund. See 'Sinking Fund Provisions.' Upon due issuance and the receipt by the Company of the purchase price therefor, all shares of the New Preferred Stock will be fully paid and nonassessable.

                           LEGAL OPINIONS AND EXPERTS

     Legal matters in connection with the issue of the New Securities will be passed upon for the Company by Robert P. Wax, Esq., Vice President, Secretary and General Counsel of the Company, or Jeffrey C. Miller, Esq., Assistant General Counsel of NUSCO. The legality of the New Securities will be passed upon for the underwriters or other purchasers by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York.

     Statements  of law  and legal  conclusions herein  and in  the Registration
Statement pertaining to the description of the New Preferred Stock have been reviewed by Mr. Miller. Certain statements of law and legal conclusions as described in the Company's Annual Report on Form 10-K for 1992, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993, and its Current Reports on Form 8-K dated June 3, 1993, June 30, 1993 and September 10, 1993 with respect to short-term borrowing authority and the earnings coverage requirement of the Indenture and preferred stock provisions of the Company, its franchises, its participation in joint projects, the laws and regulations to which it is or may be subject, and litigation and legal proceedings, have been reviewed by Mr. Miller and said statements are made upon his authority as an expert.

     The Company's audited financial statements and schedules related thereto, incorporated by reference in this Prospectus, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, which have also been incorporated by reference herein, in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                              PLAN OF DISTRIBUTION

     The Company will sell the New Securities in one or more sales, pursuant to a negotiated underwriting or pursuant to the solicitation (through the giving of notice to two or more potential purchasers) and acceptance of a proposal or proposals for the purchase of all or any portion of the New Securities. Purchasers of the New Securities may include underwriters or purchasers acting for themselves. If underwriters are involved in the sale, the applicable series of New Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at various prices determined at the time of sale.

     The Prospectus Supplement relating to a series of New Securities will set forth the purchase price of New Securities of such series with respect to which an agreement of sale has been entered into by the Company, the proceeds to the Company from such sale, and the terms of any reoffering of New Securities, including the names of any underwriters, the underwriters' discounts and allowances, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers with respect to New Securities may be changed from time to time. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters or other purchasers will be subject to certain conditions precedent and the underwriters or other purchasers will be obligated to purchase all of the New Securities of the applicable series if any of them are purchased, provided that under certain circumstances involving a default of underwriters or other purchasers, less than all of the New Securities of a series may be purchased.

     The  Company  may  indemnify  any  underwriter  with  respect  to  the  New
Securities  against  certain  liabilities,   including  liabilities  under   the
Securities Act of 1933.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Below are set forth the ratios of earnings to fixed charges for each of the years in the period 1988 through 1992 and for the twelve months ended September 30, 1993. The ratios have been restated to reflect only the revenues and income from the Company's continuing electric business. The Company divested its gas business on June 30, 1989.

TWELVE-MONTH
PERIOD ENDED                                                                    RATIO
-----------------------------------------------------------------------------   -----

December 31, 1988............................................................   2.32
December 31, 1989............................................................   2.12
December 31, 1990............................................................   2.00
December 31, 1991............................................................   2.26
December 31, 1992............................................................   2.43
September 30, 1993 (unaudited)...............................................   2.69

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

     Below are set forth the ratios of earnings to fixed charges and preferred dividends for each of the years in the period 1988 through 1992 and for the twelve months ended September 30, 1993. The ratios have been restated to reflect only the revenues and income from the Company's continuing electric business. The Company divested its gas business on June 30, 1989.

TWELVE-MONTH
PERIOD ENDED                                                                    RATIO
-----------------------------------------------------------------------------   -----

December 31, 1988............................................................   1.76
December 31, 1989............................................................   1.66
December 31, 1990............................................................   1.57
December 31, 1991............................................................   1.74
December 31, 1992............................................................   1.88
September 30, 1993 (unaudited)...............................................   2.13

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